Exhibit 99.1

For immediate release
For more information, contact:
Rusty Fisher, 713-307-8770

Endeavour announces
pricing of common stock offering

Houston, TX – October 20, 2006 — Endeavour International Corporation (AMEX: END) announced today that it has priced a public offering of 35 million shares of its common stock at $2.35 per share. Endeavour has also granted to the underwriters a 30-day option to purchase up to 5.25 million additional shares of common stock to cover over-allotments, if any. The company intends to use the proceeds from the offering, together with other financing in place, to fund the pending acquisition of producing properties in the United Kingdom sector of the North Sea from Talisman Energy.

The offering is not conditioned on the closing of the Talisman acquisition, which is subject to a number of closing conditions. If the Talisman acquisition does not close, the company will use the net proceeds for general corporate purposes, including funding its exploration and development program, providing capital to support development costs associated with future discoveries, and funding possible future acquisitions.

J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC are acting as joint book-running managers for the offering.

A copy of the final prospectus supplement and the accompanying prospectus related to the offering can be obtained by contacting:

J.P. Morgan Securities Inc.
4 Chase Metrotech Center, CS Level,
Brooklyn, New York 11245
Attention: Chase Distribution & Support Service Northeast Statement Processing
Phone: 718- 242-8002

Credit Suisse Securities (USA) LLC
One Madison Avenue, New York, New York 10010-3629
Attention: Prospectus Department
Phone: 212-325-2580

The offering documents will be filed with the Securities and Exchange Commission and will be available over the Internet at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall any sales of these securities occur in any state in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any state. The offering may be made only by means of a prospectus and related prospectus supplement.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.